UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 3, 2013

Keryx Biopharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30929	13-4087132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lexington Avenue

New York, New York 10022

(Address of Principal Executive Offices)

(212) 531-5965

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2013, the Board of Directors (the “Board”) of Keryx Biopharmaceuticals, Inc. (the “Company”), pursuant to Section 3.02 of the Company’s Amended and Restated Bylaws (the “Bylaws”), increased the number of the directors on the Board to seven, and, pursuant to Section 3.05 of the Bylaws, appointed Mr. Daniel P. Regan as an independent director of the Board to fill the vacancy created by the increase.

Mr. Regan serves as Chief Commercial Officer for Intercept Pharmaceuticals. Prior to his tenure at Intercept Pharmaceuticals, Mr. Regan held the position of Chief Commercial Officer at Inspiration Biopharmaceuticals from 2011 to 2012, where he was responsible for the development of a U.S. and EU commercialization strategy as well as an integrated commercial plan. From 2008 to 2011, Mr. Regan worked with Genzyme Corporation, where he served as Senior Vice President of US PGH from 2010 to 2011, Senior Vice President of Renal from 2009 to 2010, and General Manager of Hectorol, Senior Vice President of the U.S. Renal Business from 2008 to 2009. Mr. Regan received his Bachelor of Arts in Economics from the University of Massachusetts in 1988.

At this time, Mr. Regan serves on no committees of the Board. There are no arrangements or understandings between Mr. Regan and any other person pursuant to which Mr. Regan was appointed to the Board. No family relationships exist between Mr. Regan and any of the Company’s directors or executive officers. There are no transactions to which the Company is or was a participant and in which Mr. Regan has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

On October 4, 2013, the Company issued a press release announcing Mr. Regan’s appointment. A copy of the press release is being filed as Exhibit 99.1 to this report and incorporated into this item by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KERYX BIOPHARMACEUTICALS, INC. (Registrant)

Date: October 4, 2013	By:	/s/ James Oliviero
	Name:	James Oliviero
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated October 4, 2013